EXHIBIT 99.1


RF MICRO DEVICES

NEWS RELEASE

At RF Micro Devices:
Dean Priddy               Doug DeLieto
Chief Financial Officer   Dir., Investor Relations
(336) 931-7152            (336) 931-7968

At the Financial Relations Board
Alison Ziegler
(212) 445-8432


For Immediate Release
April 27, 2004

RF MICRO DEVICES ANNOUNCES FISCAL 2004
FOURTH QUARTER AND YEAR-END RESULTS

Highlights:

-    Fiscal 2004 Revenue Grows 28.3% Over Fiscal 2003 To $651.4 Million
-    Quarterly Revenue Grows 18.1% Over March 2003 To $163.4 Million
-    March Quarterly Gross Profit Margin Equals 37.3%
-    March Quarterly Loss Per Share Equals $(0.00), Including The Impact
      Of A Non-Cash Asset Impairment Charge Of $7.7 Million, Or $(0.04)
      Per Share, Compared To $(0.07) In March 2003
- RFMD Currently Expects June Revenue Will Increase Sequentially 3%-5% And Earnings Per Share Will Be Approximately $0.03 To $0.04,
      Excluding Silicon Wave In-Process R&D Charges Of Approximately $(0.02)

Greensboro, NC, April 27, 2004 -- RF Micro Devices, Inc. (Nasdaq:
RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2004 fourth quarter and year ended March 31, 2004.

Financial Results:
Revenue for the quarter was $163.4 million, an increase of 18.1% versus revenue of $138.3 million for the corresponding quarter of fiscal 2003, and a sequential decrease of 15.3% versus revenue of $193.0 million for the quarter ended December 31, 2003. The Company's revenue for the quarter reflects market share gains in its core market of power amplifiers
(PAs) for cellular handsets, offset by normal seasonality in the handset market.

Gross profit for the quarter was $60.9 million, an increase of approximately 49.3% versus $40.8 million in the prior-year period and a sequential decrease of approximately 24.3% from $80.4 million for the quarter ended December 31, 2003. The sequential decline in gross profit for the quarter reflects the sequential decline in revenue and lower-than-average gross margins related to aggressive new product ramps.

Net loss for the quarter was $0.9 million, or $(0.00) per diluted share, which includes the impact of a $7.7 million non-cash asset impairment charge. This compares to a quarterly net loss of $13.0 million, or $(0.07) per diluted share, in the fiscal 2003 fourth quarter and net income of $28.2 million, or $0.13 per diluted share, in the fiscal 2004 third quarter. The March 2004 non-cash, asset impairment charge of $7.7 million, which reduced earnings per share by $(0.04) per share, is related to a settlement resulting from the discontinuation of an inactive silicon manufacturing supply agreement announced in May 2001.

Business Outlook And Financial Guidance:
RF Micro Devices forecasts continued revenue growth in fiscal 2005, driven by strength in the cellular handset market, market share gains in cellular PAs and new product introductions across multiple product segments, including cellular transceivers, wireless local area networks (WLANs) and Bluetooth wireless technology. The Company also anticipates its margin improvement initiatives and revenue growth will continue to have a favorable impact on its profitability throughout the year.

RF Micro Devices currently anticipates June 2004 quarterly revenue will increase sequentially 3% to 5%. The Company currently anticipates June quarterly earnings per share, in accordance with Generally Accepted Accounting Principles (GAAP), of $0.01 to $0.02 per share, including the projected write-off of approximately $(0.02) per share of in-process R&D related to the acquisition of Silicon Wave. Without the charges, the Company anticipates earnings per share for the June quarter of $0.03 to $0.04.

Comments From Management:
Bob Bruggeworth, president and chief executive officer of RF Micro Devices, said, "Fiscal 2004 was a strong year for RF Micro Devices financially and strategically. We strengthened our balance sheet, we improved operational efficiencies and we invested for profitable long-term growth. Among our most noteworthy financial achievements, we turned the corner on profitability during the fiscal year and posted earnings per share for the year of fifteen cents, on a GAAP basis, which includes this quarter's $(0.04) impairment charge. Excluding this non-cash charge, earnings per share for fiscal 2004 totaled nineteen cents. Our revenue increased approximately 28 percent year-over year, and we're structured for profitable growth going forward.

"RF Micro Devices has a history of growth, and we expect our fiscal 2005 will be a year of strong profitable growth, with double-digit revenue increases at all three of our business units. Within our cellular business unit, we expect our growth will come from continued market share gains in PAs, along with the Company's initial production shipments of cellular transceivers. Within our wireless connectivity business unit, we expect to grow throughout fiscal 2005, and we expect our near-term opportunities will be fueled by WLAN and Bluetooth. Finally, within our infrastructure business unit, we expect strong growth for the year, driven by increasing sales of GaAs pre-drivers for wireless cell towers.

"We are extremely well positioned in a robust handset market and sharply focused on opportunities to expand our presence in complementary markets. We anticipate a year of profitable growth that will outpace the rate of growth of the handset industry," Bruggeworth said.

Dean Priddy, CFO and vice president of administration, said, "We believe we're well positioned for continued near- and long-term growth. In the March quarter we began ramping several industry-leading products, including sole-source CDMA and GSM lead frame modules, the world's smallest quad-band EDGE PA module, single-chip Bluetooth solutions and Wi-

Fi transceivers. These products will continue ramping in the June quarter and we expect our first production revenue from POLARIS cellular transceivers. Additionally, our balance sheet has never been stronger, which allows us to fully execute on our long-range plan. Of note, we finished our fiscal 2004 with a record $117 million in cash flow from operations."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.fulldisclosure.com or www.rfmd.com (under Investor Info). The call will also be available live by dialing (303) 262-3300, and a replay will be available by dialing (303) 590-3000 and entering pass code 576609.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary RFICs primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/ demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates,"
and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and test, tape and reel facilities and the Company's conversion from four-inch to six-inch wafer manufacturing, its ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, its ability to control and reduce costs and improve gross margins on highly integrated products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.
# # #

 RF MICRO DEVICES-Registered Trademark- and RFMD-Registered Trademark- are trademarks of RFMD, LLC. BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc. All other trade names, trademarks and registered trademarks are the property of their respective owners.

Financial Tables Follow


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RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)




                                 Three Months Ended        Twelve Months Ended
                                      March 31,                  March 31,
                                  2004       2003            2004       2003
                                ---------  ---------      ---------  ---------
Total revenue                   $ 163,421  $ 138,329       $ 651,379  $ 507,819

Costs and expenses:
  Cost of goods sold              102,517     97,539         405,008    325,168
  Research and development         34,355     31,708         128,152    101,736
  Marketing and selling            11,601     10,610          45,226     36,833
  General and administrative        5,642      4,730          21,135     18,364
  Impairment of long-lived assets   7,678         --           7,678         --
  Other operating expense             526      2,108           2,107     13,961
                                  -------    -------         -------    -------
    Total costs and expenses      162,319    146,695         609,306    496,062

Operating income (loss)             1,102     (8,366)         42,073     11,757

Equity (loss) in investment        (1,094)        --          (2,831)        --
Other (expense) income, net          (775)    (4,499)         (9,049)   (20,842)
                                  -------    -------         -------    -------

(Loss) income before
   income taxes                  $   (767)  $(12,865)       $ 30,193   $ (9,085)
Income tax expense                     92        121             485        250
                                  -------    -------        --------    -------
Net (loss) income                $   (859)  $(12,986)       $ 29,708   $ (9,335)
                                  =======    =======         =======    =======

Net (loss) income per share,
   diluted                       $  (0.00)  $  (0.07)       $   0.15   $  (0.05)
                                  =======    =======         =======    =======
Weighted average outstanding
   diluted shares                 185,819    183,142         213,272    172,706
                                  =======    =======         =======    =======


RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

                                      March 31,         March 31,
                                        2004               2003
                                  ---------------     -------------
ASSETS
Current assets:
    Cash and cash equivalents      $  220,915          $  164,422
    Short-term investments            106,930              92,187
    Accounts receivable, net           86,287              66,849
    Inventories                        58,552              57,781
    Other current assets               10,098              11,382
                                    ---------           ---------
       Total current assets           482,782             392,621

Property and equipment, net           280,356             312,013
Goodwill                              110,006             110,006
Long-term investments                  62,908              59,440
Intangible assets, net                 50,165              56,486
Other assets                            1,799               2,259
                                    ---------           ---------
       Total assets                $  988,016          $  932,825
                                    =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and
        accrued liabilities        $   55,671          $   46,879
     Other short-term
         liabilities, net                 213              30,661
                                    ---------           ---------
       Total current liabilities       55,884              77,540

Long-term debt, net                   324,626             295,865
Other long-term liabilities             4,368               2,020
                                    ---------           ---------
       Total liabilities              384,878             375,425

Shareholders' equity:
       Total shareholders' equity     603,138             557,400
                                    ---------           ---------
       Total liabilities and
         shareholders' equity      $  988,016          $  932,825
                                    =========           =========
